EXHIBIT  16.1  LETTER  FROM  HENRY  SCHIFFER,  C.P.A.


                             HENRY SCHIFFER, C.P.A.
                           AN ACCOUNTANCY CORPORATION
                            315 SOUTH BEVERLY DRIVE
                                    SUITE 211
                            BEVERLY HILLS, CA 90212



May 26, 2004


U.S. Securities and Exchange Commission
Office  of  the  Chief  Accountant
SECPS  Letter  File
Mail  Stop  9-5
450  Fifth  Street,  NW
Washington,  DC  20549


Re:  FoneFriend, Inc.
     File No. 0-24408

We have read the statements that we understand FoneFriend, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very  truly  yours,




/s/ Henry Schiffer, CPA
-----------------------
Henry Schiffer, CPA
An Accountancy Corporation
Beverly Hills, California